UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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WACCAMAW BANKSHARES, INC.

(Name of Registrant as Specified in its Charter)

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WACCAMAW BANKSHARES, INC.

110 North J. K. Powell Boulevard

Whiteville, North Carolina 28472

(910) 641-0044

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2009

and

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

NOTICE is hereby given that the Annual Meeting of Shareholders of Waccamaw Bankshares, Inc. (the “Company”) will be held as follows:

Place:	Vineland Station Train Depot
701 South Madison Street
Whiteville, North Carolina 28472

Date:	May 21, 2009

Time:	7:00 p.m.

The purposes of the meeting are:

1.	To re-elect four members of the Board of Directors for three-year terms.

2.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to grant a proxy to vote your shares by mail or internet to ensure that a quorum is present at the meeting. If you choose to vote by mail, please complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose. Instructions regarding voting by internet are included on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

We have elected to furnish our proxy solicitation materials via U.S. Mail and also to notify you of the availability of our proxy materials on the Internet.

The notice of annual meeting, proxy statement, proxy card and annual report are available at https://www.shareholderlink.com/waccamaw/pxsignon.asp.

By Order of the Board of Directors

James G. Graham
President and Chief Executive Officer

April 15, 2009

WACCAMAW BANKSHARES, INC.

110 North J. K. Powell Boulevard

Whiteville, North Carolina 28472

(910) 641-0044

PROXY STATEMENT

Mailing Date: On or about April 15, 2009

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 21, 2009

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of Waccamaw Bankshares, Inc. (the “Company”) for the Annual Meeting of Shareholders of the Company to be held at the Vineland Station Train Depot, 701 South Madison Street, Whiteville, North Carolina, at 7:00 p.m. on May 21, 2009, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are David A. Godwin, Freda H. Gore and R. Dale Ward. Shares represented by each appointment of proxy that is properly submitted, whether by mail or internet, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the four nominees for director named in Proposal 1. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with James E. Hill, Jr., Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, whether appointed through the mail or the internet, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on March 19, 2009, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of common stock, no par value per share, of which 25,000,000 shares are authorized and 5,523,549 shares were outstanding on December 31, 2008. As of December 31, 2008, there were approximately 2,786 holders of record of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share of common stock held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the four directors receiving the greatest number of votes shall be elected. Abstentions and broker nonvotes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. However, appointments of proxy voted against one or more of the

Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of December 31, 2008, no shareholder known to management owned more than 5% of the Company’s common stock. As of December 31, 2008, the beneficial ownership of the Company’s common stock, by directors and executive officers individually, and by directors and executive officers as a group, was as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(4)
Neil Carmichael Bender, II Wilmington, NC	5,747	(5)	*

Murchison B. Biggs Lumberton, NC	44,960		*

Brian D. Campbell Elizabethtown, NC	4,738		*

Dr. Maudie M. Davis Tabor City, NC	53,363		*

Crawford Monroe Enzor, III Shallotte, NC	95,248		1.72

David A. Godwin Whiteville, NC	11,000		*

Freda H. Gore Whiteville, NC	26,508	(6)	*

James G. Graham Whiteville, NC	208,056		3.73

J. Daniel Hardy Sunset Beach, NC	3,100		*

James E. Hill, Jr. Whiteville, NC	75,491	(7)	1.36

Geoffrey R. Hopkins Chadbourn, NC	9,863		*

Kim T. Hutchens Whiteville, NC	3,311		*

Richard C. Norris Whiteville, NC	27,023		*

Alan W. Thompson Whiteville, NC	123,250	(8)	2.23

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(4)
R. Dale Ward Whiteville, NC	124,079	(9)	2.24

J. Densil Worthington Chadbourn, NC	154,194	(10)	2.78

All Nominees, Directors and Executive Officers as a group (16 persons)	1,038,295	(11)	18.14

*	Less than 1 % of the total shares outstanding

(1)

Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Ms. Gore – 15,400 shares; Mr. Graham – 6,924 shares; and Mr. Hill – 9,504 shares.

(2)

Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company exercisable within 60 days of December 31, 2008: Mr. Biggs – 11,220 shares; Dr. Davis – 11,220 shares; Mr. Enzor – 11,220 shares; Mr. Godwin – 11,000 shares; Ms. Gore – 11,000 shares; Mr. Graham – 49,720 shares; Mr. Hardy – 1,100 shares; Mr. Hill – 11,220 shares; Mr. Hopkins – 9,517 shares; Mr. Hutchens – 3,300 shares; Mr. Norris – 18,920 shares; Mr. Thompson – 11,220 shares; Mr. Ward – 11,220 shares; and Mr. Worthington – 11,220 shares.

(3)

Included in the beneficial ownership tabulations are the following warrants to purchase shares of common stock of the Company exercisable within 60 days of December 31, 2008: Mr. Biggs – 2,750 shares; Mr. Enzor – 2,750 shares; Ms. Gore – 19 shares (held as custodian for her children); Mr. Norris – 981 shares; Mr. Thompson – 550 shares; Mr. Ward – 4,400 shares; and Mr. Worthington – 6,600 shares.

(4)

The calculation of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (1) 5,523,549 outstanding shares of common stock; and (2) options and warrants to purchase common stock capable of being exercised by the individual or group within 60 days of December 31, 2008.

(5)	Includes 1,130 shares owned by Mr. Bender’s spouse.

(6)	Includes 89 shares and 19 warrants held by Ms. Gore as custodian for her children.

(7)	Includes 453 shares held by Mr. Hill’s spouse as custodian for their child.

(8)	Includes 7,150 shares held by Mr. Thompson as custodian for his children and 22,746 shares owned by Mr. Thompson’s spouse.

(9)	Includes 832 shares held by Mr. Ward as custodian for his child.

(10)	Includes 12,513 shares held by Mr. Worthington as custodian for his child and 26,611 other shares with respect to which Mr. Worthington exercises voting control.

(11)	Includes 68,364 shares held in the Company’s 401(k) Plan with respect to which the Company’s Chief Financial Officer exercises voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s bylaws provide that its Board of Directors shall consist of between five and sixteen members, as determined by the Board of Directors or the shareholders, and that they shall be divided into three groups and elected to staggered terms such that the terms of approximately one third of such directors shall expire annually. The Board of Directors has set the number of directors of the Company at ten. Each incumbent director has served as a director of Waccamaw Bank (the “Bank”) since 1997 and as a director of the Company since the Bank’s reorganization into the bank holding company form of organization on July 1, 2001, except Mr. Graham who was first elected as a director of the Bank in 1999, Mr. Campbell who was first elected a director in 2007, and Mr. Bender who was first elected a director in 2008.

The four nominees listed below have each been nominated for election as directors for three-year terms.

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past Five Years
Dr. Maudie M. Davis (56)	Director	1997	Assistant Principal, Green Sea Floyds High School, Green Sea, SC (Horry County).

James E. Hill, Jr. (62)	Director	1997

Partner, Hill & High, L.L.P., Attorneys at Law, Whiteville, NC; James E. Hill, Jr. Farms, Whiteville, NC (farming operations); Partner, Hill & High Real Estate, Whiteville, NC; Partner, Walker – Hill Real Estate, Whiteville, NC; Hill Family Farms, LLC, Whiteville, NC.

Alan W. Thompson (45)	Director	1997

President, Thompson, Price, Scott, Adams & Co., P.A. (certified public accountants), Whiteville, NC; President, Medical Billing Organization, Inc. (medical billing company), Whiteville, NC; Manager, AT Consulting Services, LLC (financial services), Whiteville, NC; Manager, TSA Rentals, LLC (rental real estate), Whiteville, NC; A & M Investments, LLC (real estate), Whiteville, NC.

Neil Carmichael Bender, II (44)	Director	2008	Chief Executive Officer and Co-Founder, My Rewards®/Image Products Solutions, Wilmington, NC (fee income strategies and rewards solutions for the banking and insurance industries).

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since	Term Expires	Principal Occupation and Business Experience During the Past Five Years
Murchison B. Biggs (54)	1997	2011

Certified Public Accountant; Chief Financial Officer, Comptroller/Secretary-Treasurer and Director, K.M. Biggs, Inc. (farming and commercial real estate management), Lumberton, NC; Chief Financial Officer, Secretary-Treasurer and Director, Biggs Park, Inc. (shopping center), Lumberton, NC.

Brian D. Campbell (40)	2007	2010	Chief Operating Officer, Campbell Oil Company; Chief Operating Officer, Cape Fear Transport, Inc.; Chairman, Bladen County Economic Development Corporation.

Crawford Monroe Enzor, III (45)	1997	2010	Real Estate Broker, Prudential Laney Real Estate, Ocean Isle Beach, NC; Owner, Salt Aire Group, Holden Beach, NC.

James G. Graham (58)	1999	2011	President and Chief Executive Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1999-Present.

R. Dale Ward (57)	1997	2010

President, J. D. Wright Roofing Co., Inc., Tabor City, NC; Columbus County, NC, School Board, since 1994, including three years as chairman; Partner, Crown Investments, LLC (real estate), Tabor City, NC.

J. Densil Worthington (54)	1997	2011	President, Worthington Funeral Home, Inc., Chadbourn, NC; Secretary/Treasurer, Independent Medical Supplies, Inc., Chadbourn, NC; Member, Worthington Enterprises, LLC, Chadbourn, NC.

Director Independence

With the exception of Mr. Graham, each member of the Company’s Board of Directors is “independent” under applicable independence standards. In making this determination the Board considered certain insider transactions with directors for the provision of goods or services to the Company and the Bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party. Specific transactions considered by the Board of Directors were the provision of legal services to the Bank by Mr. Hill, gifts for the Bank’s account acquisition program purchased from Mr. Bender’s company, roofing services provided by Mr. Ward’s company, and oil and gas purchased from Mr. Campbell’s company.

Director Relationships

No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

The Company held 17 meetings of its Board in 2008. Each director attended 75% or more of the aggregate number of meetings of the Board and any committees on which he or she served, with the exception of Dr. Davis. It is the policy of the Company that directors attend each annual meeting and any special meetings of the Company’s shareholders. Each of the Company’s directors attended the 2008 Annual Meeting of Shareholders.

The Company’s Board has several standing committees, including an Audit Committee, a Nominating Committee and a Compensation Committee.

Audit Committee. The members of the Audit Committee are Murchison B. Biggs (chairman), Brian D. Campbell, Maudie Davis, Alan W. Thompson and J. Densil Worthington. The members of the Audit Committee are “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934. The Audit Committee met seven times during 2008. The report of the Audit Committee is included on page 19 of this proxy statement.

Nominating Committee. The members of the Nominating Committee are Neil Carmichael Bender, II, C. Monroe Enzor, III, James E. Hill, Jr., Alan W. Thompson (chairman), R. Dale Ward and J. Densil Worthington. The duties of the Nominating Committee are: (i) assisting the Board, on an annual basis, by identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; (ii) assisting the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and recommending to the Board qualified individuals to fill any such vacancy; and (iii) recommending to the Board, on an annual basis, director nominees for each committee of the Board.

The members of the Nominating Committee are “independent” as defined by Nasdaq listing standards and by the regulations promulgated under the Securities Exchange Act of 1934. The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock since the last business day of the calendar year preceding the meeting at which the nominee is to stand for election.

The Nominating Committee has adopted a formal written charter, which is reviewed annually for adequacy and which is available at www.waccamawbank.com.

Compensation Committee. The members of the Compensation Committee are Neil Carmichael Bender, II, Maudie Davis, C. Monroe Enzor, III, James E. Hill, Jr., Alan Thompson (chairman), and J. Densil Worthington. The Compensation Committee reviews and approves all salaries and benefits of executive officers of the Company. The members of the Compensation Committee are “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934. While the Compensation Committee does utilize the services of outside consultants and legal counsel, it does not delegate its duties. The Compensation Committee has adopted a formal written charter, which is reviewed annually for adequacy and which is available at www.waccamawbank.com.

Director Compensation

Board Fees. Each director is paid an annual retainer of $3,000, and $650 for each Board meeting attended, except for the Chairman of the Board (or Vice-Chairman, as applicable) who is paid $1,000 for each Board meeting chaired. Directors are also paid $350 for each committee meeting attended, except for acting committee chairmen, who are paid $400 for each committee meeting chaired. The chairman of the Audit Committee is paid $500 for each committee meeting chaired. Mr. Graham does not receive any compensation for attending committee meetings. In 2008, fees were paid to directors for the first three quarters of the year. Fees were not paid in the fourth quarter of 2008.

Director Supplemental Retirement Plan. On October 30, 2007, the Company entered into a supplemental retirement plan with its directors. The plan provides that directors serving until their normal retirement age, 70, shall receive a retirement benefit of $10,000 per year for ten years following their retirement from the board of directors. In the event they retire from the board before age 70, or retire due to a disability, they are entitled to receive reduced retirement benefits, based on years served, for ten years following their early retirement. Also, the balance accrued on behalf of a participating director will be paid in a single lump sum (i) to the director upon the occurrence of Change in Control of the Registrant or (ii) to the participating directors’ beneficiaries upon the directors’ death.

1998 Nonstatutory Stock Option Plan. The shareholders of the Bank previously approved the 1998 Nonstatutory Stock Option Plan pursuant to which options are available for issuance to members of the Company’s Board of Directors and the Board of any subsidiary of the Company. In connection with the reorganization of the Bank into the holding company form of organization, which resulted in the creation of the Company, the Nonstatutory Stock Option Plan was adopted by the Company and options under such plan are now options of the Company. During the fiscal year ended December 31, 2004, each director of the Company was granted 1,500 options under the

Nonstatutory Stock Option Plan, which options were granted at fair market value. At the 2005 Annual Meeting of Shareholders, the shareholders approved an amendment to the Nonstatutory Stock Option Plan authorizing stock options covering an additional 138,136 shares of the Company’s common stock. Following this approval by the shareholders, each director of the Company was granted an option, effective as of June 16, 2005, to purchase 9,000 shares of the Company’s common stock at an exercise price of $17.60 per share, which price represented the fair market value of the Company’s common stock at the time of grant.

All stock options under the Nonstatutory Stock Option Plan have been granted with a per share exercise price equal to 100% of the fair market value of the Company’s common stock. The per share exercise price and the number of shares of the Company’s common stock subject to the plan and each option granted under the plan is adjusted in response to certain corporate actions, such as stock dividends and stock splits. For example, the option exercise prices for options outstanding under the Nonstatutory Stock Option Plan have been adjusted for the effect of 6-for-5 stock splits effected in 2004 and 2003, a 2-for-1 stock split effected in 2004 and an 11-for-10 stock split effected in 2007. No additional options may be granted under the 1998 Nonstatutory Stock Option Plan.

2008 Omnibus Stock Ownership and Long-Term Incentive Plan. The shareholders of the Company approved the 2008 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2008 Omnibus Plan”) at the 2008 annual meeting of shareholders to replace the previously approved stock option plans of the Company, which expired in 2008. The 2008 Omnibus Plan authorizes the issuance of awards covering 705,973 shares of the Company’s common stock. The awards may be issued in the form of incentive stock option grants, non-qualified stock option grants, restricted stock grants, long-term incentive compensation units, or stock appreciation rights.

The following table presents a summary of all compensation paid by the Company to its non-employee directors for their service as such during the year ended December 31, 2008.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	All Other Compensation	Total
Neil Carmichael Bender, II	$5,600	—	—	—	$5,600
Murchison B. Biggs	14,250	—	—	—	14,250
Brian D. Campbell	12,850	—	—	—	12,850
Maudie M. Davis	6,900	—	—	—	6,900
Crawford Monroe Enzor, III	12,900	—	—	—	12,900
James G. Graham(2)	—	—	—	—	—
James E. Hill, Jr.	16,450	—	—	—	16,450
Alan W. Thompson	23,650	—	—	—	23,650
R. Dale Ward	15,700	—	—	—	15,700
J. Densil Worthington	14,950	—	—	—	14,950

(1)

At December 31, 2008, the following option awards were outstanding: Mr. Biggs – 11,220 shares; Dr. Davis – 11,220 shares; Mr. Enzor – 11,220 shares; Mr. Godwin – 11,000 shares; Ms. Gore – 11,000 shares; Mr. Graham – 49,720 shares; Mr. Hardy – 1,100 shares; Mr. Hopkins – 9,517 shares; Mr. Hutchens – 3,300 shares; Mr. Hill – 11,220 shares; Mr. Norris – 18,920 shares; Mr. Thompson – 11,220 shares; Mr. Ward – 11,220 shares; and Mr. Worthington – 11,220 shares.

(2)

Compensation paid to Mr. Graham in connection with his service as Director, President and Chief Executive Officer of the Company and the Bank is presented in the Summary Compensation Table presented on page 13.

Indebtedness of and Transactions with Management

The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

Executive Officers

Set forth below is certain information regarding the Company’s Executive Officers.

Name	Age	Position with Company	Business Experience
James G. Graham	58	Director, President and Chief Executive Officer of the Company and Waccamaw Bank	President and Chief Executive Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1999-Present.

Freda H. Gore	47	Senior Vice President and Chief Operations Officer of the Company and Waccamaw Bank	Senior Vice President and Chief Operations Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1997-Present.

David A. Godwin	52	Senior Vice President and Chief Financial Officer of the Company and Waccamaw Bank

Senior Vice President and Chief Financial Officer of Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 2001-Present; prior to that, Comptroller, Four Seasons Screen Printing Co., Conway, SC, February 2001-July 2001; prior to that Chief Financial Officer/Comptroller, Jones Stores, Inc., Tabor City, NC, 1995-2001 (retail variety stores).

Richard C. Norris	43	Senior Vice President and Chief Credit Officer of the Company and Waccamaw Bank

Senior Vice President and Chief Credit Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2003-Present and Waccamaw Bank, Whiteville, NC, 2003-Present; prior to that, Senior Business Underwriter, First Citizens Bank, Raleigh, NC, 1996-2003.

Kim T. Hutchens	53	Senior Vice President and Chief Administrative Officer of the Company and Waccamaw Bank

Senior Vice President and Chief Administrative Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2005-Present and Waccamaw Bank, Whiteville, 2005-Present; prior to that, Campaign Director/ Advisor for various congressional campaigns; prior to that, Senior Vice President of Human Resources, Bank of Granite, Granite Falls, NC, 1987-2003.

Name	Age	Position with Company	Business Experience
J. Daniel Hardy, Jr.	59	Senior Vice President and Chief Lending Officer of the Company and Waccamaw Bank

Senior Vice President and Chief Lending Officer, Waccamaw Bankshares, Inc., Whiteville, NC, and Waccamaw Bank, Whiteville, NC, 2007-Present; prior to that, Executive Vice President and President – North Carolina Region, First Community Bancshares, Inc., Bluefield, VA; prior to that, President and Chief Executive Officer, FNB Corp of Virginia and First National Bank, Christiansburg, VA.

Geoffrey R. Hopkins	35	Senior Vice President and Senior Commercial Lender of the Company and Waccamaw Bank

Senior Vice President and Senior Commercial Lender, Waccamaw Bankshares, Inc., Whiteville, NC, and Waccamaw Bank, Whiteville, NC, May 2008-present; prior to that, Vice President and Area Executive for Columbus and Bladen counties supervising the commercial lending function for that area; joined Waccamaw Bank in January 2003; prior to that, commercial banker, BB&T, March 2000-January 2003; prior to that, Market Manager, Anchor Bank, Little River, SC, June 1996-March 2000.

EXECUTIVE COMPENSATION

The following table shows all cash and non-cash compensation paid to or received or deferred by James G. Graham, Freda H. Gore, David A. Godwin, Richard C. Norris, Kim T. Hutchens, J. Daniel Hardy, Jr. and Geoffrey R. Hopkins (the “Named Executive Officers”) for services rendered in all capacities during the fiscal years ended December 31, 2008 and 2007. Cash consideration consisted of base salary and non-equity incentive compensation. Equity based incentive compensation typically consists of incentive stock option awards, however, no such awards were granted to the Named Executive Officers during the fiscal year ended December 31, 2008. No other executive officer of the Company received compensation during 2008 or 2007 that exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)		Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
James G. Graham, President, Chief Executive Officer and Director	2008 2007	$273,300 251,300	— —		— —	$69,422 64,820	$101,359 23,568	$34,777 5,625	$478,858 345,313
Freda H. Gore, Senior Vice President and Chief Operations Officer	2008 2007	$128,908 122,100	— —		— —	$25,408 19,320	$12,482 2,902	$11,656 4,240	$178,454 148,562
David A. Godwin, Senior Vice President and Chief Financial Officer	2008 2007	$128,908 122,000	— —		— —	$25,408 21,252	$19,783 4,600	$12,099 1,858	$186,198 149,710
Richard C. Norris, Senior Vice President and Chief Credit Officer	2008 2007	$126,795 120,000	— —		— —	$24,992 16,625	$5,915 1,509	$11,371 4,099	$169,073 142,233
Kim T. Hutchens, Senior Vice President and Chief Administrative Officer	2008 2007	$128,908 120,000	— —		$36,800 —	$24,992 14,875	$24,724 5,749	$11,436 2,546	$226,860 143,170
J. Daniel Hardy, Jr., Senior Vice President and Chief Lending Officer	2008 2007	$146,545 131,250	— —	$	— 35,650	$29,157 —	— —	$11,903 —	$187,605 166,900
Geoffrey R. Hopkins, Senior Vice President and Senior Commercial Lender(3)	2008 2007	$128,724 107,183	— —		$40,530 —	$19,313 20,935	$11,542 —	$10,763 3,213	$210,872 131,331

(1)

Calculated in accordance with FAS 123R. The assumptions used in estimating the fair value of options are set forth in note 15 to the Company’s audited consolidated financial statements at December 31, 2008 and 2007.

(2)

Includes 401(k) contributions and the dollar value of insurance premiums paid on behalf of the named officers for group term life, health, dental and disability insurance. For Mr. Graham, this amount also includes $9,500 in director fees and total perquisites in excess of $10,000 for an automobile allowance of $7,800 and club dues of $3,540.

(3)	Mr. Hopkins assumed this position with the Company and the Bank in May 2008.

1998 Incentive Stock Option Plan. The shareholders previously approved the 1998 Incentive Stock Option Plan (the “Incentive Option Plan”) pursuant to which options are available for issuance to officers and key employees of the Company and any of its subsidiaries. In connection with the reorganization of the Bank into the holding company form of organization, which resulted in the organization of the Company, the Incentive Option Plan was adopted by the Company and options under such plan are now options of the Company. At the 2005 Annual Meeting of Shareholders, the shareholders approved an amendment to the Incentive Stock Option Plan authorizing stock options covering an additional 138,136 shares of the Company’s stock.

All stock options under the Incentive Option Plan have been granted with a per share exercise price equal to 100% of the fair market value of the Company’s common stock. The per share exercise price is adjusted in response to certain corporate actions, such as stock dividends and stock splits. For example, the option exercise prices in the table below have been adjusted for the effect of 6-for-5 stock splits effected in 2004 and 2003, a 2-for-1 stock split effected in 2004 and an 11-for-10 stock split effected in 2007. No additional options may be granted under the 1998 Incentive Stock Option Plan.

2008 Omnibus Stock Ownership and Long-Term Incentive Plan. The shareholders of the Company approved the 2008 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2008 Omnibus Plan”) at the 2008 annual meeting of shareholders to replace the previously approved stock option plans of the Company. The 2008 Omnibus Plan authorizes the issuance of awards covering 705,973 shares of the Company’s common stock. The awards may be issued in the form of incentive stock option grants, non-qualified stock option grants, restricted stock grants, long-term incentive compensation units, or stock appreciation rights.

The following table sets forth information regarding vested and unvested incentive stock options as of December 31, 2008. The options set forth in the table below were granted under the Company’s 1998 Incentive Stock Option Plan or the Company’s 2008 Omnibus Stock Ownership and Long-Term Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexerciseable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James G. Graham	1,320 38,500 9,900	330 -0- -0-	(1)	-0- -0- -0-	$17.95 16.00 16.00	Dec. 17, 2014 June 16, 2015 June 16, 2015	—	—	—	—
Freda H. Gore	11,000	-0-		-0-	16.00	June 16, 2015	—	—	—	—
David A. Godwin	11,000	-0-		-0-	16.00	June 16, 2015	—	—	—	—
Richard C. Norris	7,920 11,000	-0- -0-		-0- -0-	9.91 16.00	Dec. 19, 2013 June 16, 2015	—	—	—	—
Kim T. Hutchens	3,300 0	2,200 10,000	(2) (3)	-0- -0-	16.36 10.00	Nov. 17, 2015 Feb. 22, 2018	—	—	—	—
J. Daniel Hardy, Jr.	1,100	4,400	(4)	-0-	14.10	Jan. 18, 2017	—	—	—	—
Geoffrey R. Hopkins	0 8,250 1,267	10,000 -0- -0-	(5)	-0- -0- -0-	10.60 16.00 5.68	June 19, 2018 June 16, 2005 Dec. 31, 2012	—	—	—	—

(1)	Remaining options are scheduled to become exercisable on December 17, 2009.

(2)	One-half of the remaining unexercisable options are scheduled to become exercisable on each of November 17, 2009 and 2010.

(3)	Twenty percent of the unexercisable options are scheduled to become exercisable on each of February 22, 2009, 2010, 2011, 2012 and 2013.

(4)	1,100 of the remaining unexercisable options are scheduled to become exercisable on each of January 18, 2009, 2010, 2011 and 2012.

(5)	Twenty percent of the remaining unexercisable options are scheduled to become exercisable on each of June 19, 2009, 2010, 2011, 2012, and 2013.

Employment Agreement. The Company and Bank (together and for purposes of the following discussion, the “Employer”) entered into an employment agreement with the Employer’s President and Chief Executive Officer, James G. Graham. Mr. Graham’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that the agreement terminates upon his attainment of age 65. The agreement provides for a base salary of $250,000 and perquisites customary for his title and position including the payment of country club dues and a car allowance. If Mr. Graham’s employment terminates due to disability, he is entitled to receive his then current salary for a period of 12 months plus the other perquisites granted under the agreement, including a pro rata portion of any bonus accrued for Mr. Graham as of the date his employment was terminated for such disability. In the event he is terminated without cause, Mr. Graham is entitled to receive his salary and benefits for the balance of the remaining term left under his employment agreement at the time of his termination. Mr. Graham is entitled to a Change in Control benefit equal to 299% of his “base amount,” as that term is defined in Section 280G of the Internal Revenue Code. Mr. Graham is also entitled to receive a tax gross-up on this Change in Control benefit to compensate him for any excise taxes owing under Section 280G of the Internal Revenue Code. In the event benefits under Mr. Graham’s employment agreement are contested following a Change in Control, Mr. Graham is entitled to receive legal fee reimbursements up to $500,000. Mr. Graham is subject to a confidentiality provision as well as a non-competition provision both of which survive termination of the agreement. The non-compete provision requires that Mr. Graham not compete with the Bank within Bladen, Columbus and New Hanover Counties, North Carolina and within Horry and Lancaster Counties, South Carolina or within a 25-mile radius of any full service office of the bank for (i) the balance of the remaining term of the agreement if Mr. Graham’s employment is terminated without cause or (ii) for 12 months if the agreement is terminated by Mr. Graham for any reason. If a Change in Control occurs, the non-compete provision becomes null and void. As of December 31, 2008, the value of the lump sum payment that would have been payable to Mr. Graham upon the occurrence of a Change in Control followed by a termination event would have been approximately $678,697.

Change in Control Agreements. The Employer entered into Change of Control agreements with each of David A. Godwin, Senior Vice President and Chief Financial Officer, Freda H. Gore, Senior Vice President and Chief Operations Officer, Kim T. Hutchens, Senior Vice President and Chief Administrative Officer, Richard C. Norris, Senior Vice President and Chief Credit Officer, J. Daniel Hardy, Senior Vice President and Chief Lending Officer, and Geoffrey R. Hopkins, Senior Vice President and Senior Commercial Lender. Each agreement provides that, if the officer’s employment is terminated without cause or voluntarily after suffering a “termination event,” such as a reduction in salary, diminution in title, duties or responsibilities, or an office relocation, within 12 months of a Change in Control, he or she will be entitled to a Change in Control payment equal to 299% of his or her “base amount” as defined by Section 280G of the Internal Revenue Code. At December 31, 2008, the approximate value of the lump sum payment that would have been payable to each of these officers upon the occurrence of a Change in Control followed by a termination event would have been as follows:

Freda H. Gore	$296,432
David A. Godwin	309,471
Richard C. Norris	304,703
Kim T. Hutchens	268,150
J. Daniel Hardy, Jr.	415,304
Geoffrey R. Hopkins	279,059

Supplemental Executive Retirement Plans. The Company entered into Supplemental Executive Retirement Plans with each of Messrs. Graham, Godwin, Hutchens, Norris, Hopkins and Ms. Gore. The plan provides that officers serving until their normal retirement age, 65, shall receive a retirement benefit of $130,000 per year (less applicable social security payments), in the case of Mr. Graham, and $80,000 per year (less applicable social security payments), in the case of Ms. Gore and Messrs. Godwin, Hutchens and Norris, for life commencing upon their attainment of age 65. In the event they retire from the Company prior to age 65, they are entitled to receive reduced retirement benefits, based on years served, for the remainder of their lives. In the event the officer dies while there is a balance accrued for such officer, the officer’s beneficiaries shall be paid in a single lump sum the officer’s age 65 accrual balance or the net at risk, whichever is lower. In the event, the officer’s employment is terminated due to a disability, the officer will be paid in a single lump sum after attaining his or her normal retirement age the balance accrued for the officer as of the date of the disability. For Ms. Gore and Messrs. Hutchens and Norris, they would each be entitled to receive, in a single lump sum payment, an amount equal to their normal retirement age benefit, $80,000 per year for life, without discount for the time value of money, if they resign from the Company for Good Reason within two years following a Change in Control. The officers would have Good Reason to resign if their salaries are reduced, they are assigned duties that are inconsistent with their position, authority and duties prior to the Change in Control or if they suffer a diminution in their position, authority or duties or they are assigned to an office or location outside of Whiteville, North Carolina. For Messrs. Graham and Godwin, they would be entitled to receive, in a single lump sum payment, an amount equal to their normal retirement age benefit, $130,000 per year for life for Mr. Graham and $80,000 per year for life for Mr. Godwin, without discount for the time value of money, upon the occurrence of a Change in Control. Each of Messrs. Graham and Godwin will receive a tax gross-up of this Change in Control benefit to compensate him for excise taxes owing under Section 280G of the Internal Revenue Code. In the event these Change in Control benefits are contested following a Change in Control, each of Messrs. Graham and Godwin is entitled to receive legal fee reimbursements up to $500,000. In the event any officer is terminated with cause, no payments shall be made and the agreement shall automatically terminate. At December 31, 2008, the value of the lump sum payment that would have been payable to each of Messrs. Graham and Godwin upon the occurrence of a Change in Control would have been approximately $1,177,739 and $692,240, respectively. At December 31, 2008, the value of the lump sum payment that would have been payable to each of Ms. Gore and Messrs. Hutchens, Norris, and Hopkins upon the occurrence of a Change in Control followed by a resignation for Good Reason would have been approximately $783,594, $692,240, $692,240, and $823,599, respectively.

The aggregate Change in Control benefit that could be payable to each of these officers under all scenarios described above, would be approximately as follows:

James G. Graham	$1,856,436
Freda H. Gore	1,080,026
David A. Godwin	1,001,711
Richard C. Norris	996,943
Kim T. Hutchens	960,390
J. Daniel Hardy, Jr.	415,304
Geoffrey R. Hopkins	1,102,658

Bank Owned Life Insurance. In 2004, the Bank purchased life insurance policies on certain of its directors and key employees, including Mr. Graham, Ms. Gore, Mr. Godwin and certain of the Company’s directors. The policies were purchased with one-time premiums paid during the fiscal year ended December 31, 2004. The Bank purchased additional policies on certain directors and key employees during 2007, with one-time premiums paid during the fiscal year ended December 31, 2007. Benefits under the policies are governed by split-dollar arrangements, which provide that the majority of the death benefit will be paid to the Bank with the remaining percentage paid to the insured (typically 30-40% of the total benefit). The policies were purchased primarily as a Bank asset, with the secondary purpose of providing benefits to the insured directors and key employees. The Bank purchased additional policies during 2008, with one-time premiums paid during the fiscal year ended December 31, 2008. Benefits under these policies are not governed by split-dollar arrangements.

Change in Certifying Accountant

On April 7, 2008, the Company dismissed Elliott Davis, PLLC, who had been engaged previously as the principal accountant to audit the Company’s financial statements. Elliott Davis’s reports on the Company’s financial statements for the past two years do not contain an adverse opinion or a disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to dismiss Elliott Davis was recommended and approved by the Audit Committee.

During the two fiscal years preceding Elliott Davis’s dismissal and during the period from December 31, 2007, until April 7, 2008 (the date of dismissal), there were no disagreements with Elliott Davis on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There have been no such disagreements with Elliott Davis from April 7, 2008, until the date of this proxy statement.

As of April 7, 2008, the Company engaged Dixon Hughes PLLC as its independent registered public accounting firm on a going-forward basis.

No accountant for the current year has been selected or recommended to shareholders for ratification because management of the Company is in the process of evaluating its relationships on a going-forward basis.

Report of the Audit Committee

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s internal audit program. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2008, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the Company’s auditors, the independent registered public accounting firm of Dixon Hughes PLLC, all matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Furthermore, the Audit Committee received from Dixon Hughes disclosures regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board regarding Dixon Hughes’s communications with the Audit Committee concerning independence and discussed with Dixon Hughes their independence.

Based on the review and discussions above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

In 2008, the Company paid Dixon Hughes fees in connection with its assistance in the Company’s annual audit and review of the Company’s financial statements. From time to time, the Company also engages Dixon Hughes to assist in other areas of financial planning. In 2007, these services were performed by Elliott Davis, PLLC. The following table sets forth the fees billed to the Company in various categories by Dixon Hughes in 2008 and by Elliott Davis in 2007.

Category	2008 Amount Billed		2007 Amount Billed
	(Dixon Hughes)		(Elliott Davis)
Audit Fees:	$50,000		$75,470
Audit-Related Fees:	22,881	(1)	-0-
Tax Fees:	-0-		5,500	(2)
All Other Fees:	29,700	(3)	-0-

Total Fees Paid:	$102,581		$80,970

(1)

Audit-Related Fees. This category includes aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Dixon Hughes PLLC during the fiscal year ended December 31, 2008.

(2)

Tax Fees. This category includes the aggregate fees billed for tax services rendered by Elliott Davis, PLLC during the fiscal year ended December 31, 2007. These services include preparation of state and federal tax returns for the Company and its subsidiary.

(3)

All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Dixon Hughes PLLC during the fiscal year ended December 31, 2008.

All services rendered by Dixon Hughes in 2008 and Elliott Davis in 2007 were subject to pre-approval by the Audit Committee.

The Audit Committee members are “independent” and “financially literate” as defined by Nasdaq listing standards. The Board of Directors has determined that Murchison B. Biggs, CPA and Alan W. Thompson, CPA, each a member of the Audit Committee, meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the Company’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The Audit Committee has a written charter which is reviewed by the Committee for adequacy on an annual basis. The Audit Committee Charter is available at www.waccamawbank.com.

This report is submitted by the Audit Committee:

Murchison B. Biggs

Brian D. Campbell

Maudie M. Davis

Alan W. Thompson

J. Densil Worthington

Other Matters

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

Proposals for 2010 Annual Meeting

It is anticipated that the 2010 Annual Meeting will be held on a date during May 2010. Any proposal of a shareholder which is intended to be presented at the 2010 Annual Meeting must be received by the Company at its main office in Whiteville, North Carolina, no later than December 11, 2009, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2010 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 24, 2010 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

Internet and Electronic Availability of Proxy Materials

As required by applicable SEC rules and regulations, the Company has furnished a notice of internet availability of proxy materials to all shareholders as part of this proxy statement and all shareholders will have the ability to access this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, by visiting https://www.shareholderlink.com/waccamaw/pxsignon.asp.

Shareholder Communications

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to James E. Hill, Jr., Corporate Secretary, Waccamaw Bankshares, Inc., 110 North J. K. Powell Boulevard, Whiteville, North Carolina 28472, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

Additional Information

A COPY OF THE COMPANY’S 2008 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DAVID A. GODWIN, CHIEF FINANCIAL OFFICER, WACCAMAW BANKSHARES, INC., 110 NORTH J. K. POWELL BOULEVARD, WHITEVILLE, NORTH CAROLINA 28472.

REVOCABLE PROXY

WACCAMAW BANKSHARES, INC.

110 North J.K. Powell Boulevard

Whiteville, North Carolina 28472

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints David A. Godwin, Freda H. Gore, and R. Dale Ward (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Waccamaw Bankshares, Inc. (the “Company”) held of record by the undersigned on March 19, 2009, at the Annual Meeting of Shareholders of the Company to be held at the Vineland Station Train Depot, 701 South Madison Street, Whiteville, North Carolina, at 7:00 p.m. on May 21, 2009, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect four directors of the Company for three-year terms.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
	(except as indicated otherwise below)		to vote for all nominees listed below

NOMINEES:

Dr. Maudie M. Davis

James E. Hill, Jr.

Alan W. Thompson

Neil Carmichael Bender, II

Instruction: To withhold authority to vote for one or more nominees, write that nominee’s name on the line below.

_____________________________________________________________________________________

2.

OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE REVERSE TO APPOINT YOUR PROXY VIA THE INTERNET.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

TO VOTE AND APPOINT YOUR PROXY VIA THE INTERNET

Your Internet vote and appointment of proxy is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Visit https://www.shareholderlink.com/waccamaw/pxsignon.asp.

3.	When prompted for your Control Number, enter the number printed just above your name on the proxy card.

Please note that all appointments and votes cast by Internet must be completed and submitted by 5:00 p.m. on May 20, 2009, which is one day prior to the meeting date. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. You may revoke your Internet appointment by revisiting our website and changing your vote prior to 5:00 p.m. on May 20, 2009, or by any method sufficient to revoke an appointment of proxy as set forth above.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

Dated:_________________________________________, 2009

Signature	Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that a quorum is present, please send in your appointment of proxy whether or not you plan to attend the annual meeting. Even if you send in your appointment of proxy you will be able to vote in person at the meeting if you so desire.